                                         EXHIBIT 11
                              PACIFIC GAS AND ELECTRIC COMPANY
                          COMPUTATION OF EARNINGS PER COMMON SHARE
                                         (unaudited)
---------------------------------------------------------------------------------------------
                                                  Three months ended        Nine months ended
                                                        September 30,            September 30,
                                                --------------------    ---------------------
(in thousands, except per share amounts)            1995        1994        1995         1994
---------------------------------------------------------------------------------------------
PRIMARY EPS

Net income                                      $377,593    $425,633    $1,111,800   $903,950
Less: preferred dividend requirement              15,901      14,494        44,889     43,314
                                                --------    --------    ----------  ---------
  Net income for calculating primary EPS        $361,692    $411,139    $1,066,911   $860,636
                                                ========    ========    ==========  =========
Average common shares outstanding as shown
  in the statement of consolidated income        421,578     430,439       426,064    429,584
Add exercise of options, reduced by the
  number of shares that could have been
  purchased with the proceeds from
  such exercise (at average market price)            179         443           117        572
                                                --------    --------    ----------  ---------
Average common shares outstanding as
  adjusted                                       421,757     430,882       426,181    430,156
                                                ========    ========    ==========  =========
Primary EPS                                     $    .85    $    .95    $     2.50  $    2.00
                                                ========    ========    ==========  =========

FULLY DILUTED EPS (1)

Net income                                      $377,593    $425,633    $1,111,800   $903,950
Less: preferred dividend requirement              15,901      14,494        44,889     43,314
                                                --------    --------    ----------  ---------
  Net income for calculating fully diluted EPS  $361,692    $411,139    $1,066,911   $860,636
                                                ========    ========    ==========  =========
Average common shares outstanding as shown
  in the statement of consolidated income        421,578     430,439       426,064    429,584
Add exercise of options, reduced by the
  number of shares that could have been
  purchased with the proceeds from such
  exercise (at the greater of average or
  ending market price)                               204         443           204        572
                                                --------    --------    ----------  ---------
Average common shares outstanding as
  adjusted                                       421,782     430,882       426,268    430,156
                                                ========    ========    ==========  =========
Fully diluted EPS                               $    .85    $    .95    $     2.50  $    2.00
                                                ========    ========    ==========  =========

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
(1)  This presentation is submitted in accordance with Item 601(b)(11) of Regulation S-K.
     This presentation is not required by APB Opinion No. 15, because it results in dilution of less than 3%.

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